Exhibit 10.1
April 27, 2009
Dr. Steven C Halladay
Questcor Pharmaceuticals, Inc.
3260 Whipple Road
Union City, CA 94587

Re:	Transition Agreement	VIA HAND DELIVERY
Dear Dr. Halladay:
     This letter agreement (“Agreement”) sets forth the terms of your change in status from your current role as a full-time employee of Questcor Pharmaceuticals, Inc. (the “Company”) to a new role as a part-time employee of the Company for a six month transition period:
     1.      Transition Date. May 1, 2009 will be designated as your transition date (the “Transition Date”). Until the Transition Date, you shall continue to use your best efforts to perform your currently assigned duties and responsibilities. During your continued full-time employment through the Transition Date, you will receive your regular base salary and continue in the benefits programs which you are currently enrolled. The Company will also reimburse you, in accordance with its standard practices, for any expenses incurred in the performance of your currently assigned duties and responsibilities that are currently in place at Questcor. Of course, you must continue to comply with all of the Company’s policies and procedures during your continued employment.
     2.      Post-Transition Date. On the Transition Date, you will continue to be an employee and an officer of the Company under the terms set forth in this Agreement. Your title will remain the same, but nothing in this Agreement or any other agreement between you and the Company shall limit the Company’s ability to hire one or more persons to perform the same or similar functions that you currently perform or the functions set forth on Schedule 1. You agree to work part-time (less than 30 hours per week) and your compensation will be a gross amount of $20,256.66 per month ($10,128.33 gross semi-monthly) less all applicable payroll deductions and withholdings. This compensation shall be paid to you semi-monthly on the Company’s regular payroll dates. The Company will also reimburse you, in accordance with its standard practices, for any expenses incurred in the performance of your post-Transition Date duties and responsibilities. The term of your post-Transition Date employment will be for a period (the “Transition Period”) commencing on the Transition Date and ending on the “Transition Ending Date” which shall be the date that is: (a) six months after the Transition Date; (b) if you become employed for 32 hours or more per week by any other employer, whether or not a competitor of the Company, before the six month anniversary of the Transition Date, the day before your employment with that other employer starts, or (c) the date the Company ends the Transition Period in accordance with Paragraph 9(b) of this Agreement. A description of your duties and responsibilities during the Transition Period is set forth on Schedule 1. All duties and responsibilities assigned during the Transition Period may be conducted from either of your homes or from our offices in Union City.
     3.      Continued Vesting. All of your grants under the Company’s 2006 Equity Incentive Award Plan (the “2006 Plan”) are set forth on Schedule 2. As a result of your continuous service as an employee, all your stock options to purchase the Company’s Common Stock shall continue to vest until the Transition Ending Date. After the Transition Ending Date, in accordance with your stock
SCHEDULE 1

option agreements (the “Option Agreements”) and the 2006 Plan, you will have ninety (90) days to exercise your vested stock options, subject to certain exceptions as set forth in the Option Agreements and the 2006 Plan. Unless a Change of Control occurs during the Transition Period as provided in the Change of Control agreement dated on October 16, 2006, upon the Transition Ending Date, all of your unvested stock options will terminate immediately. For purposes of clarification, since your title will not change during the Transition Period, you will continue to be an “executive officer” of the Company under Section 16 of the Securities Exchange Act of 1934. Additionally, you will continue to be subject to the Company’s Insider Trading Compliance Program.
     4.      Other Benefits. Until the Transition Ending Date, you will be eligible to participate in all the Company’s benefits plans to which you are currently entitled, including, but not limited to, medical, dental and vision insurance, as well as life, accidental death and disability insurance and Exec-U-Care program. You will continue to accrue paid vacation at your current rate during the Transition Period and will receive regular paid holidays. Until the Transition Ending Date, you will also continue to be eligible to participate in the Company’s 401(k) Plan, Section 529 College Savings Program and Employee Stock Purchase Plan. As required, you will be covered under the provisions of COBRA during the Transition Period and the Company will cover your COBRA insurance payments if any during the period of time in which you are an active, part-time employee.
     5.      Accrued Salary and Vacation. You will continue to receive regular pay on the Company’s regular paydays during the Transition Period as provided in Paragraph 2. On the Transition Ending Date, the Company will pay you for all accrued but unpaid salary and all accrued and unused vacation earned through the Transition Ending Date, subject to standard payroll deductions and withholdings. The Company will also pay you for any approved expenses incurred but not yet paid as of the Transition Ending Date. You are entitled to these payments by law.
     6.      Transition Ending Date Benefits. If you: (a) timely sign and date this Agreement; (b) allow it to become effective and fully perform under its terms, (c) sign and date the Transition Ending Date Release attached hereto as Exhibit A on or within 21 days after the Transition Ending Date, and (d) allow the Transition Ending Date Release to become effective and do not revoke it; then after your Transition Ending Date, the Company will pay you the sum of $30,385. However, in the event that the Transition Ending Date is less than six months from the Transition Date because you became Re-employed with another company as provided in Paragraphs 2 and 9(a), then the Company will pay you a pro rata portion of the $30,385 based on the total number of days you worked during the Transition Period. The Transition Ending Date payment shall be made on the 8th day following your execution Exhibit A, provided you have not revoked the Transition Ending Date release within the revocation period provided by law.
     7.      Approval Bonus. If (a) you remain employed with Questcor through October 31, 2009 (the six month anniversary of the Transition Date), (b) you are involuntarily terminated by operation of your submitting a binding request to Questcor to extend the term of this Agreement pursuant to Section 14 and Questcor not accepting such request to extend the term, and (c) Questcor receives a letter from the FDA indicating that by December 31, 2010 (1) Acthar NDA 22-432 Supplement for Infantile Spasm (IS) is approved as of the date of the letter from the FDA, and (2) Questcor can initiate marketing of Acthar for IS subject only to submission of final printed labeling (FPL), then you will receive an additional bonus of $75,000 subject to applicable withholding (the “Approval Bonus”). Payment of the Approval Bonus shall be made within 30 days of the date that conditions (1) and (2) immediately above are both met; provided however that the payment of any amount pursuant to this Paragraph 7 shall be delayed as necessary until such time as you have also undergone a “Separation from Service” as defined in Treas. Reg. 1.409A-1(h), but in no event shall any payment pursuant to this Paragraph 7 be made later than 14 months after the date of such Separation from Service.
     8.      Proprietary Information and Inventions. You agree that the Proprietary Information and Inventions Agreement between you and the Company (the “Proprietary Information Agreement” shall remain in full force and effect following the date of this Agreement and the Transition Ending Date in accordance with its terms.
     9.      Other Work Activities.
          (a) You have no duty to mitigate any compensation you receive from this Agreement. Throughout the Transition Period, you may engage in employment, consulting, or other work relationships in addition to your work for the Company, provided that such other employment, consulting, or work relationships do not interfere with your continuing obligations to the Company or otherwise create a conflict of interest with the Company. The Company will make reasonable arrangements to enable you to perform your work for the Company at such times and in such a manner so that it will not interfere with other activities in which you may engage. Notwithstanding the foregoing, in the event you are employed by a third party as a consultant or as an employee for 32 or more hours per week (“Re-employment”), you agree to notify the Company in writing. If this Re-employment occurs, then your Transition Ending Date shall be the day before that Re-employment starts.
          (b) In order to protect the trade secrets and confidential and proprietary information of the Company, you agree that, during the Transition Period, you will notify the Company, in writing, before you obtain competitive employment, perform competitive work for any business entity, or engage in any other work activity which you reasonably believe is or may be competitive with the Company. You also agree to, and you will obtain the Company’s written consent before engaging in any such activity which you reasonably believe may constitute competitive activity. If you engage in such competitive activity during the Transition Period without the Company’s prior written consent, or otherwise breach a material term of this Agreement (which, for purposes of clarity, shall include your obligation to provide notice of Re-employment under Paragraph 9(a)) or a material term of the Proprietary Information Agreement, then, in addition to any other remedies, the Company may end the Transition Period, and shall pay you all accrued but unpaid salary and vacation as of the end of the Transition Period. You shall not be entitled to any further payments under Paragraph 6 of this Agreement. However, the Change of Control Agreements dated October 16, 2006 and amended December 17, 2008 (“Change in Control Agreement”) previously executed by you shall remain in effect solely as they may relate to any Change in Control occurring prior to the Transition Ending Date.
     10.      Other Compensation or Benefits.
          (a) General Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you are not entitled to receive and will not receive from the Company any additional compensation or benefits, including but not limited to salary, bonuses, severance, or employee benefits either during your continued employment or after the Transition Ending Date. By way of example, but not limitation, you acknowledge and agree that you are not eligible for any bonus compensation for 2009, and upon the termination of your employment on the Transition Ending Date, you will not be entitled to receive any severance pay notwithstanding the terms of that certain Severance Agreement between you and the Company dated October 16, 2006 and later amended in an agreement dated December 17, 2008, both of these agreements are hereby terminated and of no further force or effect, and you hereby waive any right to any compensation or benefits under these agreements.
          (b) Change in Control Compensation or Benefits. From the date of this Agreement up until and including your Transition Ending Date, you shall be entitled to receive any Change in Control benefits to which you become entitled during such period pursuant to the terms of your Change in Control Agreement dated October 16, 2006 and amended December 17, 2008 (“Change in Control Agreement”).
     11.      Return of Company Property. You agree to return to the Company, on the Transition Ending Date or earlier if requested by the Company, all Company documents (and all copies thereof) and other property of the Company in your possession or control. You agree that you will make a diligent and timely search to locate any such documents, property and information. In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, then you agree to provide the Company, no later than the Transition Ending Date, with a computer-useable copy of all such information and then permanently delete and expunge such Company confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done. Your timely compliance with this Section 10 is a precondition to your eligibility for the Transition Ending Date Benefits.
     12.      Nonsolicitation. In order to protect the trade secrets and confidential and proprietary information of the Company, you agree that during your continued employment, and for one year following the Transition Ending Date, you will not, either directly or through others, solicit or attempt to solicit any employee of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.
     13.      Nondisparagement. You agree not to disparage the Company or the Company’s officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation and the Company agrees not to disparage you in any manner likely to be harmful to your business, business reputation or personal reputation; provided that the parties may respond accurately and fully to any question, inquiry or request for information when required by legal process.
     14.      Extension and Termination. This agreement shall continue until the Transition Ending Date. In the event the parties elect to extend the Transition Period beyond November 1, 2009, they may do so by entering into a separate written agreement.
     15.      Release.
          (a) General Release. In exchange for the consideration provided by this Agreement that both you and the Company are not otherwise entitled to receive, and for the mutual promises contained herein, you and the Company hereby generally and completely release, acquit and forever discharge each other, along with each other’s predecessors and successors and their respective directors, officers, employees, shareholders, partners, agents, attorneys, insurers, affiliates and assigns (collectively, the “Released Parties”), of and from any and all claims, liabilities and obligations, both known and unknown, that arise from or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date that you sign this Agreement (collectively, the “Released Claims”).
          (b) Scope of Release. The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, other incentive compensation, severance payments, fringe benefits, or any other ownership or equity interests in the Company (excluding those provided in Paragraph 15(c) below); (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including but not limited to claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), and the California Fair Employment and Housing Act (as amended).
          (c) Exceptions. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”):
     (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the charter, bylaws, or operating agreements of the Company, by virtue of any insurance policy or under applicable law;
     (ii) any rights which are not waivable as a matter of law;
     (iii) the Change of Control agreement dated October 16, 2006 and the Amendment to Change of Control Agreement dated February 13, 2007;
     (iv) any rights you have under (i) the 2006 Stock Option Plan; (ii) the Non-Statutory Stock Option Agreement and (iii) the Incentive Stock Option Agreements you signed;
     (v) any rights you have to employment or disability benefits, or to COBRA; or
     (vi) any claims arising from the breach of this Agreement.
     (vii) In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any investigation or proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that you hereby waive your right to any monetary benefits in connection with any such claim, charge, investigation or proceeding. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

     16.      ADEA Waiver. You hereby acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that: (a) your waiver and release do not apply to any rights or claims that may arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may voluntarily decide not to do so); (c) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign this Agreement sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to and received by the Company’s Chief Executive Officer); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement, provided that you do not revoke it (the “Effective Date”).
     17.      Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:
     A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
     For the purpose of implementing a full and complete release and discharge of the Released Parties, you hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to your release of claims in this Agreement, including your release of unknown and unsuspected claims.
     18.      Entire Agreement. Nothing in this Agreement shall affect the terms of the Indemnification Agreement you entered into with the Company on October 16, 2006, which shall continue in full force and effect. All of your initial offer letter, your Severance Agreement dated October 16, 2006 and the subsequent Severance Agreement that was amended on December 17, 2008 are completely superseded by this Agreement and are no longer of any force or effect. Except as expressly stated above, this Agreement, including all exhibits, and the documents anticipated by this Agreement, constitute the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. This Agreement supersedes any and all other agreements, whether oral, implied or written, between you and the Company on its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. It may not be modified except in a written agreement approved by the Board and signed by you and a duly authorized officer of the Company. Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his or its respective attorneys, and signed the same of his or its own free will. Any ambiguity in this Agreement shall not be construed against either party as the drafter.
     19.      Successors and Assigns. This Agreement will bind the heirs, personal representatives, successors, assigns, executors and administrators of each party, and will inure to the benefit of each party, its heirs, successors and assigns.
     20.      Applicable Law. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. The parties agree that venue for any legal action relating to this Agreement will be Alameda County, California.
     21.      Severability; Waiver of Breach. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be deemed modified so as to be rendered enforceable in a manner consistent with the intent of the parties, insofar as possible under applicable law. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder.
     22.      Counterparts. This Agreement may be executed in two counterparts, each of which will be deemed an original, all of which together constitutes one and the same instrument. Facsimile signatures are as effective as original signatures.
     23.      Section 409A Provisions. Notwithstanding any provision herein to the contrary, all payments required to be made by Questcor to you pursuant to this Agreement (other than payments of the Approval Bonus under Section 7) shall be made by March 15, 2010. The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and you agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.
     24.      Attorney’s Fees. If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.
     If this Agreement is acceptable to you, please sign below within twenty-one (21) days of your receipt of this Agreement, and return the fully signed original to me. If you do not sign this Agreement within the aforementioned timeframe and promptly return it to me, or if you sign this Agreement but then timely revoke this Agreement under Paragraph 14 above, then this Agreement will be of no force or effect.

     We wish you the best and look forward to continuing to work with you prior to and during the Transition Period.

Sincerely, QUESTCOR PHARMACEUTICALS, INC.
By:	/S/ Don M. Bailey
Don Bailey
President & Chief Executive Officer

UNDERSTOOD AND AGREED:
/S/ Steven C. Halladay
Steven C Halladay

Date: April 27, 2009